EXHIBIT (9)(AG)
                 SERVICE MARK LICENSE AGREEMENT


     This Agreement is made and entered into this 22nd day of December, 1997, by and between Firstar Corporation, having principal offices located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin ("Firstar") and Portico Funds, Inc., a corporation having principal offices located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin ("Portico").

     WHEREAS, Firstar is the owner of certain service mark rights and goodwill in the name "Firstar" for use with banking services, including United States Patent and Trademark Office Certificate of Registration numbers 934,195 and 1,591,263, and

     WHEREAS, Firstar intends to use the name "Firstar Funds" in connection with mutual fund management and distribution services, and to acquire service mark rights and goodwill therein, and

     WHEREAS, Portico seeks to acquire the right to use the service mark and trade name "Firstar Funds" pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other valuable and legally sufficient consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS. The following terms shall have the meaning set forth in this paragraph when used in this Agreement, unless expressly noted otherwise.

          a. "Service Mark" shall mean the common law service mark rights, and any rights currently owned or acquired in the future under state or federal registrations, in the term "Firstar Funds" and expansions thereof for use with Services.

          b. "Licensed Territory" shall mean the United States, its territories and possessions.

          c. "Services" shall mean mutual fund management and distribution services.

     2. LICENSE. Firstar hereby grants to Portico, subject to the terms, conditions, and limitations set forth herein, a non-exclusive, royalty free license to use the Service Mark in connection with the Services during the term of this Agreement in the Licensed Territory. Firstar shall retain sole and exclusive ownership of the Service Mark and all goodwill and rights related thereto in the Territory and throughout the world. Portico understands and agrees that its use of the Service Mark shall inure to the benefit of Firstar, and that nothing in this Agreement shall be interpreted as conferring any proprietary rights upon Portico with respect to the Service Mark.

     3. LIMITATIONS. Portico is authorized to use the Service Mark in connection with the Services and for no other purposes whatsoever. Portico is not authorized to transfer or sublicense the Service Mark or any rights therein.

     4. QUALITY CONTROL. (a) Portico shall achieve and maintain a high quality of the Services identified by the Service Mark so as to conform to the standards of quality set by Firstar from time to time.

     (a) Portico further agrees to cooperate with and assist Firstar in any manner reasonably necessary for retaining or enforcing Firstar's rights in the Service Mark and to assist Firstar in obtaining any service mark protection that Firstar may hereafter seek to obtain. Portico shall notify Firstar in writing immediately of any potential infringements or limitations of the Service Mark which may come to Portico's attention. Firstar shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or limitations. Portico agrees that, upon request by Firstar, it shall provide Firstar with a copy of any advertisement or other promotional material containing the Service Mark. Firstar shall have the right to require Portico to discontinue the use of any materials, and to destroy the existing supply of any materials, which do not conform to the standards established by Firstar for use of the Service Mark.

     5. OBLIGATIONS OF PORTICO. In addition to all other obligations of Portico set forth in this Agreement, Portico agrees that it will, upon termination or expiration of this Agreement, for any reason whatsoever, immediately cease use of the Service Mark and any arguably confusingly similar marks.

     6. TERM. This Agreement shall be deemed to have commenced on the day and year first written above, and shall remain in effect for an initial term of one
(1) year. The Agreement shall renew automatically for an unlimited number of one (1) year renewal terms at the termination of the original term and the subsequent renewal terms absent written notice from one of the parties to the other party no less than thirty (30) days prior to the termination hereof of its intention not to renew the Agreement.

     7.   TERMINATION.  This Agreement may be terminated as follows:

          a.   By mutual agreement of the parties; or

          b. By either party, upon thirty (30) days written notice to the other, in the event the other party fails or refuses to perform any of its material duties or obligations under this Agreement; provided, however, that in the event a failure to perform can be remedied within thirty (30) days after such notice is given, such notice shall be null and void if the failure is remedied within such period; or

          c. By Firstar, without prior notice, if no affiliate of Firstar is serving as investment adviser for any fund offered by Portico, or if Portico does not comply with paragraph 4(a) hereof.

     8. INDEMNIFICATION. Portico agrees to indemnify and hold harmless Firstar, its directors, officers, employees, and agents from and against any and all claims, demands, actions, causes of action, losses, and expense (including reasonable attorney fees) resulting from any suit, demand, or claim by any third party alleging facts or circumstances which involve any negligent act or omission by Portico or any breach by Portico of any obligation imposed upon it pursuant to this Agreement. Firstar agrees to indemnify and hold harmless Portico, its directors, officers, employees, and agents from and against any claims, demands, actions, causes of action, losses and expense (including reasonable attorney fees) arising solely out of its use of the Service Mark as authorized by this Agreement, provided that Portico provides prompt notice to Firstar of any such claim or suit. Firstar shall have the option to undertake the defense of any such suit, and Portico shall have no right to defend or settle any such claim or suit without Firstar's prior written consent.

     9. NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if: (a) in writing and sent by first class mail with postage prepaid to the party to whom the same is directed at the address shown above; or (b) sent by facsimile and confirmation or receipt thereof is documented. Either party may change its address for purposes of the Agreement by giving the other party notice in writing of the new address.

     10. ENFORCEABILITY. If any term, covenant, condition, or provision hereof is deemed illegal, the remainder of the Agreement shall not be affected thereby and each term, covenant, condition, and provision shall be valid and enforceable to the fullest extent permitted by law.

     11. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws and decisions of the State of Wisconsin.

     12. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof. All prior agreements between the parties, whether written or oral, are merged herein and shall be of no force or effect.

     13. AMENDMENTS. This Agreement cannot be changed, modified, or discharged orally, but only by an amendment in writing, signed by the party against whom enforcement of the change, modification, or discharge is sought.

     14. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. In no event shall Portico assign any of its rights, powers, duties, or obligations under this Agreement without the prior written consent of Firstar. Firstar may assign its right, title, and interest to the Service Mark, and shall furnish written notice of any such assignment to Portico within fifteen (15) days of the effective date of such assignment.

     IN WITNESS WHEREOF, the parties hereto have, through their duly authorized representatives, executed this Agreement as of the day and year first above written.

                              FIRSTAR CORPORATION


                              By: /s/ Steven R. Parish
                                  -------------------------
                              Its: Executive Vice President


                              PORTICO FUNDS, INC.


                              By: /s/ Mary Ellen Stanek
                                  ------------------------
                              Its: Vice President